UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Ultratech, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 18, 2006

TO THE STOCKHOLDERS OF ULTRATECH, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Ultratech, Inc., a Delaware corporation (the “Company”), will be held on July 18, 2006, at 2:00 p.m. local time, at the Company’s corporate offices located at Building 2, 2880 Junction Avenue, San Jose, California 95134, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.      To elect four (4) directors to serve for the ensuing two years until the expiration of their terms in 2008, or until their successors are duly elected and qualified;

2.      To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2006; and

3.      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve.

Only stockholders of record at the close of business on May 30, 2006 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy over the Internet, by telephone or by signing and returning the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be submitted over the Internet, by telephone or by mail to ensure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Arthur W. Zafiropoulo
Chairman of the Board and Chief Executive Officer
June 8, 2006

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

ULTRATECH, INC.
3050 Zanker Road
San Jose, California 95134

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 18, 2006

General

The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors of Ultratech, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on July 18, 2006 (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at 2:00 p.m. at the Company’s corporate offices located at Building 2, 2880 Junction Avenue, San Jose, California 95134. These proxy solicitation materials were mailed on or about June 8, 2006 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On May 30, 2006, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, approximately 23,914,557 shares of the Company’s common stock, $.001 par value (“Common Stock”), were issued and outstanding, and there were approximately 335 holders of record of the Company’s Common Stock. No shares of the Company’s preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on May 30, 2006. Stockholders may not cumulate votes in the election of directors.

All votes will be tabulated by the inspector of elections appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes are shares which are not voted by the broker who is the record holder of the shares because the broker does not receive voting instructions from the beneficial owners of those shares or does not vote the shares in other circumstances in which proxy authority is defective or has been withheld with respect to any matter. Directors are elected by a plurality vote. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on such matter. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions with respect to any matter other than the election of directors will be treated as shares present or represented and entitled to vote on that matter and will thus have the same effect as negative votes. Broker non-votes are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained.

Revocability of Proxies

If the enclosed form of proxy is properly signed and returned or if you submit your proxy and voting instructions over the Internet or by telephone, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. Stockholders submitting proxies over the Internet or by telephone should not mail the proxy voting instruction form. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each director proposed by the Board unless the authority to vote for the election of any such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of the other matters described in the accompanying Notice and Proxy Statement and, with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends. If you vote your proxy by mail, you may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company’s principal executive offices, a notice of revocation or another signed proxy with a later date. If you choose to vote your proxy over the Internet or by telephone, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the proxy card referencing your voter control number. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. Except as described above, the Company does not presently intend to solicit proxies other than by mail. The Company does not currently intend to engage the services of any third party to assist in the solicitation of proxies.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2007 Annual Meeting must be received no later than February 8, 2007 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2007 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal before April 24, 2007.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE
ELECTION OF DIRECTORS

General

On July 23, 1993, the Board of Directors and stockholders of the Company approved the Company’s Amended and Restated Certificate of Incorporation to provide for a classified Board of Directors consisting of two classes of directors, each serving staggered two-year terms. The Amended and Restated Certificate of Incorporation became effective on October 6, 1993 and was amended in 1995 and 1998 by the stockholders to give effect to increases in the number of authorized shares of Common Stock. The Amended and Restated Certificate of Incorporation was amended in 2003 by the stockholders to change the name of the Company to Ultratech, Inc.

The class of directors whose term of office expires at the Annual Meeting currently consists of four directors, all of whom are current directors of the Company. The directors elected to this class will serve for a term of two years, expiring at the 2008 Annual Meeting of Stockholders, or until their successors have been duly elected and qualified. Mr. Thomas George has submitted his resignation from the Board of Directors effective as of the Annual Meeting. As a result, if the nominees for election to the Board of Directors are elected at the Annual Meeting, immediately following the Annual Meeting the Board of Directors will consist of seven persons with one vacancy in the class of directors whose term of office expires at the 2007 Annual Meeting of Stockholders. The names and ages of the persons who are nominees for director, the terms of their proposed directorship, and their positions and offices with the Company as of April 15, 2006 are set forth below.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The four candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve for their respective terms or until their successors have been elected and qualified. The proxies solicited by this Proxy Statement may not be voted for more than four nominees.

Nominees for Term Ending Upon the 2008 Annual Meeting of Stockholders

Arthur W. Zafiropoulo, 67, founded the Company in September 1992 to acquire certain assets and liabilities of the Ultratech Stepper Division (the “Predecessor”) of General Signal Technology Corporation (“General Signal”) and, since March 1993, has served as Chief Executive Officer and Chairman of the Board. Additionally, Mr. Zafiropoulo served as President of the Company from March 1993 to March 1996, from May 1997 until April 1999, and from April 2001 to January 2004. Between September 1990 and March 1993, he was President of the Predecessor. From February 1989 to September 1990, Mr. Zafiropoulo was President of General Signal’s Semiconductor Equipment Group International, a semiconductor equipment company. From August 1980 to February 1989, Mr. Zafiropoulo was President and Chief Executive Officer of Drytek, Inc., a plasma dry-etch company that he founded in August 1980, and which was later sold to General Signal in 1986. From July 1987 to September 1989, Mr. Zafiropoulo was also President of Kayex, a semiconductor equipment manufacturer, which was a unit of General Signal. From July 2001 to July 2002, Mr. Zafiropoulo served as Vice Chairman of SEMI (Semiconductor Equipment and Materials International), an international trade association representing the semiconductor, flat panel display equipment and materials industry. From July 2002 to June 2003,

Mr. Zafiropoulo served as Chairman of SEMI; and Mr. Zafiropoulo has been on the board of directors of SEMI since July 1995.

Joel F. Gemunder, 66, has been a director of the Company since October 1997. Mr. Gemunder has been President and a member of the board of directors of Omnicare, Inc., a pharmacy services provider, since 1981, and has been Chief Executive Officer of Omnicare since May 2001. Mr. Gemunder has also served as a member of the board of directors of Chemed Corp., a company operating in the sewer, drain and pipe cleaning, HVAC services and plumbing repair business and the HVAC and appliance repair and maintenance business, since 1977.

Nicholas Konidaris, 61, has served as a director of the Company since July 2000. Mr. Konidaris has served as President and Chief Executive Officer of Electro Scientific Industries, Inc., a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets, since January 2004. From July 1999 to January 2004, Mr. Konidaris served as President and Chief Executive Officer of Advantest America, Corp., a holding company of Advantest America, Inc., which is a manufacturer of testers and handlers. From February 1997 to July 2000, Mr. Konidaris served as the Chief Executive Officer of Advantest America, Corp. From July 1997 to January 2004, Mr. Konidaris also served as Chairman of the Board, President and Chief Executive Officer of Advantest America, Inc.

Rick Timmins, 54, has been a director of the Company since August 2000. Since January 1996, Mr. Timmins has served as Vice-President of Finance for Cisco Systems, Inc. Mr. Timmins has served as a member of the board of directors of Transmeta Corporation, a developer of computing, microprocessing and semiconductor technologies, since May 2003, and is the chairman of the audit committee of Transmeta’s board of directors. Mr. Timmins holds a B.S. degree in accounting and finance from the University of Arizona and an M.B.A. degree from St. Edward’s University.

Directors Not Up for Election Whose Term Ends Upon the 2007 Annual Meeting of Stockholders

Dennis R. Raney, 63, has served as a director of the Company since April 2003. Mr. Raney has served as Principal of Liberty-Greenfield, LLP, a company that advises clients on real estate issues that have significant financial or operational consequences to their business, since May 2005. Mr. Raney served as Chief Financial Officer of eONE Global, LP, a company that identifies, develops and operates emerging electronic payment systems and related technologies that address e-commerce challenges, from July 2001 to June 2003. From March 1998 to July 2001, Mr. Raney served as Chief Financial Officer and Executive Vice President of Novell, Inc., a producer of network software. From January 1997 to December 1997, Mr. Raney served as Chief Financial Officer and Executive Vice President of QAD, Inc., a provider of enterprise resource planning software. Mr. Raney has also served as a director of EasyLink Services Corporation, a provider of information exchange services, since March 2003, and has served as chair of the audit committee of EasyLink’s board of directors since June 2004. In addition, since February 2004, Mr. Raney has served as a director of ViewPoint Corporation, a provider of visual application development, content assembly and delivery technology, and as chair of the audit committee of Viewpoint’s board of directors. Mr. Raney has served as a director, and as chair of the audit committee of the board of directors, of Infiniti Solutions, a provider of semiconductor testing, assembly and prototyping services, since July 2004. Mr. Raney served as a director of Equinix, a provider of data center and internet exchange services from April 2003 to June 2005, and served as chair of the audit committee of Equinix’s board of directors during that time. From July 2002 to June 2003, Mr. Raney served as a director of ProBusiness Services, Inc., which was acquired by Automatic Data Processing, Inc. in June 2003. Mr. Raney also served as a director and audit committee member of Redleaf, Inc., a technology operating company that provides services and capital for pre-seed state technology companies, from April 1999 to June 2003. Mr. Raney previously served as a director and audit committee member of W.R. Hambrecht & Company, an investment banking firm, from March 1999 to July 2001 and served as a director and audit committee member of ADAC Laboratories, a company that designs, develops, manufactures, sells and services electronic medical imaging and information systems, from March 1999 to March 2001. Mr. Raney holds a B.S. degree in chemical engineering from the South Dakota School of Mines & Technology and an MBA from the University of Chicago.

Henri Richard, 47, is Executive Vice President, Chief Sales and Marketing Officer at Advanced Micro Devices, Inc. (“AMD”). His current duties include oversight of the company’s global field sales and support organization, corporate marketing, and go-to-market activities for all AMD customer segments, including commercial, consumer and innovative solutions groups, and the company’s 50x15 digital inclusion initiative. Mr. Richard joined AMD in April 2002 as Group Vice President, Worldwide Sales. He was promoted to Senior Vice President in May 2003 and was appointed to his current position as an executive officer in February 2004. Prior to joining AMD, Mr. Richard was Executive Vice President of Worldwide Field Operations at WebGain, Inc., a privately held provider of Java software for Fortune 500 companies. Before WebGain, he was vice president of Worldwide Sales and Support for IBM’s Technology Group. Mr. Richard has also held senior executive positions with several notable companies in the U.S. and Europe, including tenures as President of the Computer Products Group at Bell Microproducts, Executive Vice President at Karma International, and Vice President at Seagate Technology/Conner Peripherals.

Vincent F. Sollitto, Jr., 58, has served as a director of the Company since July 2000. Since November 2005, Mr. Sollitto has served as Chairman and Chief Executive Officer of Syntax-Brillian Corp., a high definition television developer and manufacturer. From September 2003 to November 2005 when it merged with Syntax Groups Corporation, Mr. Sollitto served as President and Chief Executive Officer, and as a director of Brillian Corp., a high definition television developer and manufacturer. Between February 2003 and August 2003, Mr. Sollitto served as President of Sollitto Associates, a management consulting firm. Mr. Sollitto served as a director and the Chief Executive Officer for Photon Dynamics, a manufacturer of test, repair and inspection equipment for the flat panel display industry, from June 1996 to February 2003. Mr. Sollitto served as acting Chief Financial Officer of Photon Dynamics from March 1998 to July 1998. From July 1993 to February 1996, Mr. Sollitto served as Vice-President and General Manager of Fujitsu Microelectronics, a semiconductor and electronics device company. Mr. Sollitto served as a director, and as a member of the audit and compensation committees of the board of directors, of Irvine Sensors Corporation, a developer of advanced signal processing and image stabilization technologies, from 1997 to 2004. Mr. Sollitto has served as a director, and as a member of the audit and compensation committees of the board of directors, of Applied Films Corporation, a solutions provider of thin film technology for the flat panel display industry, since July 1999.

Retiring Director

Thomas D. George, 66, has served as a director of the Company since October 1997. From April 1993 through May 1997, Mr. George served as the President of Motorola SPS. From June 1986 through April 1993, Mr. George served as the Assistant General Manager of Motorola SPS. In addition, Mr. George served as a director of Amkor Technology, Inc., a packaging and test services provider, from October 1997 until August 2005.

Mr. George has submitted his resignation from the Board of Directors effective as of the Annual Meeting. As a result of Mr. George’s resignation, there will be a vacancy on the Board of Directors in the class whose term ends upon the 2007 annual meeting of stockholders.

Board Committees and Meetings

During the fiscal year ended December 31, 2005, the Board of Directors held seven (7) meetings and acted by unanimous written consent on one (1) occasion. The Board of Directors has an Audit Committee,

a Compensation Committee and a Nominating and Corporate Governance Committee. Current copies of the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee as well as the Corporate Governance Policies of the Board of Directors can be found on the Company’s website at www.ultratech.com. During the respective term of his service on the Board and its committees during the past fiscal year, each of the directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served.

Executive Sessions

Executive sessions of non-management directors are generally held four times a year, at the end of a regular meeting of the Board of Directors. The sessions are chaired by the Chair of the Nominating and Corporate Governance Committee.

Communications with the Board

Any stockholder may communicate with the Board of Directors by postal mail. Communications that are intended specifically for non-management directors should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee. Communications that are intended for a specific director should be sent to the attention of that director. Communications should be sent to: Investor Relations, Attn: Board of Directors, c/o Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134. The Company’s Investor Relations department will screen all communications for offensive or otherwise inappropriate messages, including advertisements and other solicitations unrelated to the Company or the activities of the Board of Directors.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

The Company strongly encourages attendance by each incumbent director and each nominee to the Board at its Annual Meetings of Stockholders. Six Board members attended the Company’s 2005 Annual Meeting of Stockholders.

Compensation Committee

The Compensation Committee currently consists of three (3) directors, Messrs. Gemunder, Richard and Sollitto. The Board of Directors has determined that each current member of the Compensation Committee is an “independent director” as that term is defined in Rule 4200 of the listing standings of the National Association of Securities Dealers. Furthermore, the Board of Directors has determined that the relationship between the Company and Advanced Micro Devices, Inc., a company with which Mr. Richard is affiliated, which relationship is described under the section entitled “Certain Relationships and Related Transactions” below, does not interfere with the exercise of Mr. Richard’s independence from management and the Company. The Compensation Committee has a written charter, which was adopted by the Board of Directors in January 2003 and amended in February 2004. The Compensation Committee is primarily responsible for approving the Company’s general compensation policies and setting compensation levels for the Company’s executive officers. The Compensation Committee also administers the Company’s 1993 Stock Option/Stock Issuance Plan (the “1993 Plan”) and the Company’s 1998 Supplemental Stock Option/Stock Issuance Plan. For the 2005 fiscal year, the Compensation Committee was comprised of Messrs. Konidaris, Gemunder and George and held seven (7) meetings during that fiscal year and acted by written consent on one (1) occasion.

Audit Committee

The Audit Committee currently consists of three (3) directors, Messrs. Konidaris, Raney and Timmins. The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent auditors, as well as compliance with related legal and regulatory requirements and performance of the Company’s accounting practices and internal controls. For the 2005 fiscal year, the Audit Committee was comprised of Messrs. Raney, Sollitto and Timmins and held seven (7) meetings during that fiscal year and did not act by unanimous written consent.

The Board of Directors adopted and approved a written charter for the Audit Committee on June 8, 2000. The Audit Committee’s charter was substantially revised on January 28, 2003 and was further amended on February 2, 2004. The Board of Directors has determined that each current member of the Audit Committee is “independent” as that term is defined in Rule 10A-3 under the Securities Exchange Act of 1934 and an “independent director” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. In addition, the Board of Directors has determined that each of Mr. Raney and Mr. Timmins is an “Audit Committee Financial Expert” as that term is defined by Item 401 of SEC Regulation S-K.

Nominating and Corporate Governance Committee

The Nominating Committee, which was formed in April 2001, and which was changed to the Nominating and Corporate Governance Committee in January 2003, currently consists of two (2) directors, Messrs. Konidaris and Timmins. The Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is an “independent director” as that term is defined in Rule 4200 of the listing standings of the National Association of Securities Dealers. The Nominating and Corporate Governance Committee held one (1) meeting during the last fiscal year and did not act by unanimous written consent. In January 2003, the Board of Directors substantially revised the written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s current written charter is available on the Company’s website at www.ultratech.com. The Nominating and Corporate Governance Committee recommends to the Board of Directors the individuals to be nominated to stand for election to the Board by stockholders at each annual meeting and to fill vacancies on the Board, implements the Board’s criteria for selecting new directors, develops and recommends or assesses corporate governance policies of the Company and the Board, and oversees the Board’s annual evaluation.

Consideration of Director Nominees

Stockholder Nominees

The Nominating and Corporate Governance Committee will consider nominations for election to the Board recommended by stockholders as described below under “Identifying and Evaluating Nominees for Directors.”  In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”  Such nominations by stockholders must be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary or Assistant Secretary of the Company at the Company’s corporate offices, and received by the Secretary or Assistant Secretary of the Company within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the relevant Annual Meeting of Stockholders. The notice of nomination delivered to the Company must set forth as to each proposed nominee who is not an incumbent director (i) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name(s) and address(es) of the stockholders making the nomination and the amount of the Company’s securities which are owned beneficially and of record by such stockholder(s), (iii) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on any criteria publicly stated to be considered by the Nominating and Corporate Governance Committee in evaluating prospective Board candidates, including those identified below, (iv) a representation that the stockholder of record is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials, and (v) any material interest of the stockholder in the nomination. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to: Chair of the Nominating and Corporate Governance Committee, Ultratech, Inc., 3050 Zanker Road, San Jose, California 95134.

Director Qualifications

The Board of Directors’ policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals of responsibility to its stockholders, industry leadership, customer success, positive working environment, and integrity in financial reporting and business conduct. The Board and the Nominating and Corporate Governance Committee review from time to time the experience and characteristics appropriate for Board members and Director candidates in light of the Board’s composition at the time and skills and expertise needed at the Board and committee levels. In addition, the Nominating and Corporate Governance Committee considers whether the candidate:

•       has a reputation for integrity, strong moral character and adherence to high ethical standards;

•       holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•       has demonstrated business acumen and experience, and the ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

•       has the ability to read and understand basic financial statements and other financial information pertaining to the Company;

•       has a commitment to understand the Company and its business, industry and strategic objectives;

•       has a commitment and the ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, including the number of other company Boards on which the candidate serves and the candidate’s ability to generally fulfill all responsibilities as a director of the Company;

•       is willing to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

•       is in good health, and has the ability to serve;

•       for prospective non-employee directors, would be independent under applicable SEC and Nasdaq rules;

•       has any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; and

•       is willing to accept the nomination to serve as a director of the Company.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee nominates individuals for election as directors at each annual meeting of stockholders and for appointment to fill vacancies on the Board of Directors in consultation with the Company’s Chief Executive Officer. The Committee identifies and evaluates nominees who, based on their biographical information and other information available to the Committee, appear to meet any minimum criteria adopted by the Committee and/or have the specific qualities, skills or experience being sought (based on input from the full Board and the Chief Executive Officer). The Committee operates and chooses nominees or appointees in accordance with its charter.

•       Outside Advisors. The Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•       Stockholder Suggestions for Potential Nominees. The Committee will consider suggestions of nominees from stockholders properly submitted in accordance with procedures adopted by the Committee, as summarized above.

•       Nomination of Incumbent Directors. The re-nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria adopted by the Committee.

•       Interviews. After reviewing appropriate biographical information and qualifications, first-time candidates will be interviewed by at least one member of the Committee and by the Chief Executive Officer.

•       Board Approval. Upon completion of the above procedures, the Committee shall determine the list of potential candidates to be nominated or appointed to the Board, subject to the approval of the full Board, which shall include approval by a majority of the independent directors. The Board of Directors will select the slate of nominees only from candidates identified, screened and approved by the Committee.

Director Compensation

During the fiscal year ended December 31, 2005, the compensation paid to the non-employee Board members was as follows: (i) an annual retainer fee of $25,000 for the Chairman of the Audit Committee, $24,000 for the Chairman of the Compensation Committee and $20,000 for each of the other non-employee Board members; (ii) a per meeting fee for Audit Committee meetings that do not occur on the same day as regular Board meetings of $2,500; (iii) a per meeting fee for meetings of the other Board committees that do not occur on the same day as regular Board meetings of $1,000; and (iv) a per meeting fee for Board meetings of $1,000. The Company will continue to reimburse each non-employee Board member for expenses incurred in connection with his attendance at such Board and committee meetings.

Pursuant to the Automatic Option Grant Program in effect under the 1993 Plan, each individual who becomes a non-employee Board member will automatically be granted, on the date of his or her initial election or appointment to the Board, a non-statutory stock option to purchase 12,000 shares of the Company’s Common Stock. The option will have an exercise price equal to the fair market value per share of Common Stock on the applicable grant date and a maximum term of ten (10) years measured from the grant date, subject to earlier termination upon the optionee’s cessation of Board service. The option will be immediately exercisable for all of the option shares, but any unvested shares purchased upon exercise of the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares will vest as follows: (i) fifty percent (50%) of the shares will vest upon completion of one (1) year of Board service measured from the grant date and (ii) the remaining shares will vest in three (3) successive equal annual installments upon completion of each of the next three (3) years of Board service thereafter. Mr. Richard received his initial 12,000-share option grant under the Automatic Option Grant Program on April 18, 2006 upon his appointment to the Board as a non-employee director. The grant has an exercise price of $21.45 per share, the fair market value per share of the Company’s Common Stock on the grant date.

On the date of each Annual Meeting of Stockholders, each non-employee Board member who is to continue to serve on the Board, whether or not he or she is standing for re-election to the Board at that particular Annual Meeting, will receive an automatic option grant for 8,000 shares of the Company’s Common Stock. Each such option will have an exercise price per share equal to the fair market value per share of the Common Stock on the grant date and a maximum term of ten (10) years measured from that date, subject to the earlier termination upon the optionee’s cessation of Board service. The option is immediately exercisable for all the option shares. However, any unvested shares purchased upon exercise of the option will be subject to repurchase by the Company, at the option exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each such 8,000-share grant will vest upon the earlier of (i) the optionee’s completion of one (1) year of Board service measured from the grant date and (ii) the optionee’s continuation in Board service through the day immediately preceding the date of the first Annual Meeting of Stockholders following the grant date. On July 19, 2005, the date of the 2005 Annual Meeting of Stockholders, Messrs. Gemunder, George, Konidaris, Raney, Sollitto and Timmins each received, as a continuing non-employee director, an option grant under the Automatic Option Grant Program for 8,000 shares of the Company’s Common Stock with an exercise price of $20.00 per share, the fair market value per share of the Common Stock on that date.

The shares subject to each outstanding option under the Automatic Option Grant Program will vest immediately upon an acquisition of the Company by merger or asset sale or upon certain other changes in control or ownership of the Company. Upon the successful completion of a hostile tender offer for more than 50% of the Company’s outstanding Common Stock, each automatic option grant made prior to January 1, 2006 may be surrendered to the Company in return for a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the fair market value per share of Common Stock on the date the option is surrendered to the Company or, if greater, the highest reported price per share of Common Stock paid in the tender offer, over (ii) the option exercise price payable per share.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

PROPOSAL TWO
RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors for the Company during the fiscal year ended December 31, 2005, to serve in the same capacity for the fiscal year ending December 31, 2006, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP as the Company’s independent auditors.

In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees billed to the Company by Ernst & Young LLP during fiscal year 2005

Audit Fees

Audit fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s 2005 annual financial statements, review of quarterly financial statements, audit services in connection with statutory filings, consents, review of documents filed with the SEC, Section 404 review of internal control over financial reporting, and accounting and financial reporting consultation totaled $1,011,891. Audit fees billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s 2004 annual financial statements, review of quarterly financial statements, audit services in connection with statutory filings, consents, review of documents filed with the SEC, and accounting and financial reporting consultation totaled $942,251.

Audit-Related Fees

There were no audit-related fees billed to the Company by Ernst & Young LLP during the Company’s 2005 and 2004 fiscal years.

Tax Fees

There were no tax fees billed to the Company by Ernst & Young LLP during the Company’s 2005 fiscal year. Tax fees billed to the Company by Ernst & Young LLP during the Company’s 2004 fiscal year for tax compliance, tax advice and tax planning services totaled $45,727.

All Other Fees

Other than as set forth above, there were no other fees billed to the Company by Ernst & Young LLP during the Company’s 2005 and 2004 fiscal years.

Financial Information Systems Design and Implementation Fees

The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2005.

All of the 2005 audit fees, audit-related fees and tax fees, and all other fees, were approved by the Audit Committee of the Company’s Board of Directors. The Audit Committee has delegated to Mr. Timmins the ability to approve, on behalf of the Audit Committee and in accordance with Section 10A under the Securities Exchange Act of 1934, services to be performed by the Company’s independent auditors.

The Audit Committee considered whether the provision of audit-related services, tax services, financial information systems design and implementation services and other non-audit services is compatible with the principal accountants’ independence.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2006.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s Common Stock as of April 15, 2006 (unless otherwise stated in the footnotes) by (i) all persons known to the Company who are or who may be deemed beneficial owners of five percent (5%) or more of the Company’s Common Stock based solely on a review of Schedule 13G filings with the Securities and Exchange Commission in 2005, (ii) each director of the Company, (iii) the Named Executive Officers (as defined below) and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Ultratech, Inc., 3050 Zanker Road, San Jose, CA, 95134. Unless otherwise indicated, each of the security holders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned(1)
RS Investment Management Co. LLC(2)	1,219,820	5.1%
RS Investment Management, L.P.
George R. Hecht
388 Market Street, Suite 200
San Francisco, California 94111
Tocqueville Asset Management, LP(3)	1,648,550	6.9%
1675 Broadway
New York, New York 10019
Schroder Investment Management of North America Inc.(4)	1,803,500	7.5%
Schroder Investment Management, Inc.
875 Third Avenue, 22nd Floor
New York, NY 10022
Federated Investors, Inc.(5)	1,455,843	6.1%
Voting Shares Irrevocable Trust
John F. Donahue
Rhodora J. Donahue
J. Christopher Donahue
Federated Investors Tower
Pittsburgh, PA 15222-3779
Arthur W. Zafiropoulo(6)	2,330,417	9.4%
Bruce R. Wright(7)	661,342	2.7%
John E. Denzel(8)	387,830	1.6%
Rick Friedman(9)	275,000	1.1%
Joel Gemunder(10)	61,000	*
Thomas D. George(11)	65,000	*
Vincent F. Sollitto(12)	48,000	*
Rick Timmins(13)	60,500	*
Nicholas Konidaris(14)	48,000	*
Dennis Raney(15)	30,000	*
Henri Richard(16)	12,000	*
All current directors and executive officers as a group (10 persons)(17)	3,979,089	15.1%

*                    Less than one percent of the outstanding Common Stock.

(1)          Percentage of ownership is based on 23,914,557 shares of Common Stock issued and outstanding on April 15, 2006. This percentage also takes into account the Common Stock to which such individual or entity has the right to acquire beneficial ownership within sixty (60) days after April 15, 2006, including, but not limited to, through the exercise of options or pursuant to outstanding restricted stock units; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity. Such calculation is required by Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended.

(2)          RS Investment Management Co., LLC, information based on its Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006.

(3)          Tocqueville Asset Management, L.P. information based on its Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(4)          Information regarding Schroder Investment Management North America Inc. and Schroder Investment Management, Inc. is based on their Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(5)          Information regarding Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue is based on their Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006.

(6)          Includes 1,340,109 shares held in the name of Arthur W. Zafiropoulo, trustee of the Separate Property Trust, dated July 20, 1998, for the benefit of Arthur W. Zafiropoulo. Includes 890,308 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006. Also includes 100,000 shares held in the name of the Zafiropoulo Family Foundation.

(7)          Includes 59,711 shares held in the name of the Bruce Wright & Kathryn Wright Living Trust UA dated 1/3/96. Includes 601,631 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

(8)          Includes 383,700 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

(9)          Includes 275,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

(10)   Includes of 60,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

(11)   Includes 5,000 shares held in the name of Thomas D. George and Colleen George, trustees of the George Family Trust. Includes 60,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

(12)   Consists of 48,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

(13)   Consists of 48,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

(14)   Consists of 48,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

(15)   Includes 28,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

(16)   Consists of 12,000 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

(17)   Includes 2,454,639 shares of the Company’s Common Stock subject to options which are currently exercisable or which will become exercisable within 60 days after April 15, 2006.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Compensation

Summary Compensation

The following table provides certain summary information concerning the compensation earned, for services rendered to the Company and its subsidiaries in all capacities for each of the last three fiscal years, by the Company’s Chief Executive Officer and each of the other executive officers of the Company whose salary and bonus for the 2005 fiscal year was in excess of $100,000 (collectively, the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation(2)			Long-Term Compensation Awards
				All		Number of
				Other Annual	Restricted	Securities	All Other
		Salary	Bonus	Compensation	Stock	Underlying	Compensation
Name and Principal Position	Year	($)	($)	($)(3)	Awards ($)	Options (#)	($)(4)
Arthur W. Zafiropoulo(1)	2005	555,000	0	12,784	0	145,000	0
Chairman of the Board and	2004	555,000	0	21,236	0	80,000	400
Chief Executive Officer	2003	464,308	0	18,415	0	325,000	0
John E. Denzel(1)	2005	275,999	0	0	0	70,000	0
President and Chief	2004	275,999	0	0	0	40,000	0
Operating Officer	2003	223,346	0	0	0	225,000	0
Bruce R. Wright(1)	2005	271,410	0	0	0	70,000	0
Senior Vice President,	2004	264,985	0	0	0	40,000	0
Finance, Chief Financial	2003	259,860	0	0	0	235,000	0
Officer, and Secretary
Rick Friedman(1)	2005	250,000	50,000	0	0	60,000	0
Senior Vice President,	2004	129,808	50,000	0	0	215,000	0
World-wide Sales and
Customer Services

(1)          Mr. Zafiropoulo has served as Chief Executive Officer of the Company since March 1993. Mr. Zafiropoulo served as President of the Company from March 1993 to March 1996, from May 1997 to April 1999, and from February 2001 to January 2004. Mr. Wright joined the Company in June 1999 as Senior Vice President, Finance, Chief Financial Officer and Secretary. Mr. Denzel has served as President and Chief Operating Officer since January 2004. Mr. Denzel served as Senior Vice President, Operations from January 2002 to January 2004. From December 1999 to December 2001, Mr. Denzel served as the Vice President, Operations responsible for all Engineering and Manufacturing activities. From July 1996 to November 1999, Mr. Denzel served as the Vice President, Manufacturing. Mr. Friedman has served as Senior Vice President, World-wide Sales and Customer Services since June 21, 2004.

(2)          Includes compensation deferred by the Named Executive Officer under the Company’s Section 401(k) Plan, Section 125 Cafeteria Benefit Plan and the non-qualified deferred compensation plan. Mr. Denzel and Mr. Friedman currently have outstanding account balances under the non-qualified deferred compensation plan. Although the funds available as investment options under the non-qualified deferred compensation plan are not the same as those available to participants with account balances under the Company’s 401(k) plan, the non-qualified plan investment choices provide investment objectives (growth funds, value funds and fixed income funds) which are the same as the investment funds available under the 401(k) plan. The investment return which Mr. Denzel and

Mr. Friedman earned on their account balances under the non-qualified plan for each of the reported fiscal years in which such account balances were outstanding was comparable to the return realized for that same fiscal year on the funds with the same investment objectives available to participants in the Company’s 401(k) plan.

(3)          Consists of $12,784, $21,236 and $18,415 paid by the Company in 2005, 2004 and 2003, respectively, for the non-business use of a Company automobile provided to Mr. Zafiropoulo.

(4)          Comprised of $400 to Mr. Zafiropoulo in connection with a patent in 2004.

Stock Options

The following table provides information on the option grants made to the Named Executive Officers during the fiscal year ended December 31, 2005. No stock appreciation rights were granted to the Named Executive Officers during that fiscal year.

Option Grants in Last Fiscal Year

					Potential Realizable
		Individual Grants			Value at Assumed
	Number of	% of Total			Annual Rates of
	Securities	Options			Stock Price
	Underlying	Granted to	Exercise		Appreciation for
	Options	Employees	Price	Expiration	Option Term(3)
Name	Granted(1)	in Fiscal Year	($/Sh)(2)	Date	5% ($)	10% ($)
Arthur W. Zafiropoulo	80,000	8.1%	14.12	1/21/2015	$710,399	$1,800,291
	65,000	6.6%	16.16	12/15/2015	$660,591	$1,674,067
John E. Denzel	40,000	4.1%	14.12	1/21/2015	$355,200	$900,146
	30,000	3.1%	16.16	12/15/2015	$304,888	$772,646
Bruce R. Wright	40,000	4.1%	14.12	1/21/2015	$355,200	$900,146
	30,000	3.1%	16.16	12/15/2015	$304,888	$772,646
Rick Friedman	40,000	4.1%	14.12	1/21/2015	$355,200	$900,146
	20,000	2.0%	16.16	12/15/2015	$203,259	$515,098

(1)          Grants to Mr. Zafiropoulo, Mr. Denzel, Mr. Wright and Mr. Friedman were made on January 22, 2005 and on December 16, 2005. Each option listed above has a maximum term of ten (10) years measured from the grant date, subject to earlier termination upon the optionee’s cessation of service with the Company. Each of the option grants is fully vested and exercisable for all the option shares. However, any shares purchased under the December 2005 option grants cannot be sold prior to December 31, 2007, except in the event of a change of control transaction.

(2)          The exercise price may be paid in cash, in shares of the Company’s Common Stock valued at fair market value on the exercise date or, to the extent permissible under applicable law and Company policy, through a cashless exercise procedure involving a same-day sale of the purchased shares.

(3)          There can be no assurance provided to the option holder or any other holder of the Company’s securities that the actual stock price appreciation over the ten (10)-year option term will be at the assumed 5% and 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

On January 31, 2006, the Named Executive Officers were awarded restricted stock units (“RSUs”) as follows: Mr. Zafiropoulo was awarded RSUs covering 65,000 shares; Mr. Denzel was awarded RSUs covering 7,500 shares; Mr. Wright was awarded RSUs covering 7,500 shares; and Mr. Friedman was awarded RSUs covering 5,000 shares. Each RSU entitles the recipient to one share of the Company’s common stock at a designated date following the vesting of the underlying shares. The shares will vest in a series of three successive equal annual installments over the executive officer’s period of continued employment, subject to accelerated vesting in the event the officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The vested shares will be issued following the completion of that three-year vesting period (or, if earlier, upon the occurrence of an accelerated vesting event), without any cash outlay required of the recipient, but subject to the Company’s collection of the applicable withholding taxes.

Option Exercises and Holdings

The following table sets forth certain information concerning option exercises and holdings for the fiscal year ended December 31, 2005 with respect to each of the Named Executive Officers. No stock appreciation rights were exercised by the Named Executive Officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options at
	Acquired on	Value	Options at Fiscal Year End		Fiscal Year-End ($)(2)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Arthur W. Zafiropoulo	0	0	890,308	0	$1,404,990	0
John E. Denzel	0	0	383,700	75,000	$287,095	$379,500
Bruce R. Wright	0	0	596,697	14,803	$1,164,937	$74,903
Rick Friedman	0	0	275,000	0	$387,350	0

(1)          Equal to the fair market value of the securities underlying the option on the exercise date, minus the exercise price paid for those securities.

(2)          Equal to the fair market value of the securities underlying the option at fiscal year-end ($16.42 per share), less the exercise price payable for those securities.

Employment Contracts, Termination of Employment Agreements and Change of Control

The Compensation Committee of the Board of Directors has the authority as the plan administrator of the Company’s 1993 Plan to provide for accelerated vesting of any shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Company’s other executive officers and any unvested shares actually held by those individuals under the 1993 Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company effected through a successful tender offer for more than 50% of the Company’s outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

In November 2003, the Company entered into employment agreements with Messrs. Zafiropoulo, Denzel and Wright, effective as of January 1, 2004, and in January 2006, the Company entered into an employment agreement with Mr. Friedman, effective as of February 1, 2006.

Employment Agreement with Mr. Zafiropoulo

The Company has entered into an employment agreement with Mr. Zafiropoulo that provides that he will serve as the Chief Executive Officer of the Company and that the Company will use its reasonable best efforts to see that he is elected as a member of the Board of Directors and as Chairman of the Board as long as he remains employed by the Company under the employment agreement. The employment agreement also provides for a base salary of $555,000, a target bonus of up to 60% of base salary (which can be increased by the Compensation Committee and which was set at 150% for the 2006 fiscal year) and stock option or other equity awards. In addition, Mr. Zafiropoulo’s employment agreement also provides for lifetime retiree health (medical and dental) coverage for Mr. Zafiropoulo and his spouse. If the retiree health benefit becomes taxable to Mr. Zafiropoulo or his spouse, the Company will pay him or her a “gross-up” payment to make up for the tax payments and any taxes that apply to the gross-up payment.

Mr. Zafiropoulo’s employment may be terminated by either party at any time, with or without cause. If the Company terminates his employment for any reason other than cause, or in the event of his death, disability or constructive discharge, Mr. Zafiropoulo (or his beneficiary) will be entitled to receive the deferred portions of any annual bonuses previously earned, 12 months of continued base salary at the rate then in effect, accelerated vesting of part of the stock options and part or all of the other equity awards granted to him on or after July 21, 2003, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and continued use of a Company car for 12 months. In addition, the Board of Directors may, in its discretion, partially accelerate vesting and extend the exercise period for options granted prior to July 21, 2003.

If, however, Mr. Zafiropoulo’s employment terminates for any reason upon or following a change of control of the Company, then he will, instead, receive the deferred portions of any annual bonuses previously earned, 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control) and continued use of a Company car for 24 months. In addition, regardless of whether Mr. Zafiropoulo’s employment is terminated following a change of control of the Company, the stock options and other equity awards granted to him on or after July 21, 2003 will fully vest upon a change of control, and the time for exercising those options will be extended up to one year and 90 days following the termination of his employment. In addition, upon a change of control, the Board of Directors may, in its discretion, fully accelerate vesting and extend the exercise period for options granted prior to July 21, 2003. If Mr. Zafiropoulo incurs an excise tax under Section 4999 of the Internal Revenue Code (relating to “excess parachute payments”) with respect to any payments he receives from the Company, the Company will make a “gross-up” payment to Mr. Zafiropoulo to make him whole for this excise tax and any income and employment taxes that apply to the gross-up payment.

For this purpose, a change of control generally includes:

•       Acquisitions of more than 50% of the Company’s voting stock by one person or group;

•       Changes in membership on the Board of Directors such that a majority of the directors who are currently on the Board of Directors, and those nominated by such directors, are no longer a majority of the Board of Directors;

•       Consummation of a merger or consolidation in which the Company is not the surviving entity;

•       Sale, transfer or other disposition of all or substantially all of the Company’s assets; or

•       A reverse merger in which the Company is the surviving entity but in which the Company’s stockholders before the merger do not own more than 50% of the voting stock after the merger.

Employment Agreement with Mr. Denzel

Mr. Denzel’s employment agreement provides that he will serve as the Company’s President and Chief Operating Officer. The employment agreement provides for a base salary of $276,000, a target bonus of up to 45% of base salary and stock option or other equity awards (which can be increased by the Compensation Committee and which was increased to 110% for fiscal year 2006).

Mr. Denzel’s employment may be terminated by either party at any time, with or without cause. If the Company terminates his employment for any reason other than cause, or in the event of his death, disability or constructive discharge, Mr. Denzel (or his beneficiary) will be entitled to receive the deferred portions of any annual bonuses previously earned, 12 months of continued base salary at the rate then in effect, accelerated vesting of part of the stock options or other equity awards granted to him on or after July 21, 2003, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and, except in the case of death, reimbursement of COBRA costs for continued medical coverage for up to 18 months following termination of his employment. In addition, the Board of Directors may, in its discretion, partially accelerate vesting and extend the exercise period for options granted prior to July 21, 2003.

If, however, Mr. Denzel is constructively discharged or terminated without cause within one year after a change of control of the Company, then he will, instead, receive the deferred portions of any annual bonuses previously earned, 24 months of continued base salary at the rate then in effect (or if greater, in effect immediately prior to the change of control), full accelerated vesting of the stock options and other equity awards granted to him on or after July 21, 2003, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and reimbursement of COBRA costs for continued medical coverage for up to 18 months following the termination of his employment. In addition, the Board of Directors may, in its discretion, fully accelerate vesting and extend the exercise period for options granted prior to July 21, 2003. A change in control in Mr. Denzel’s employment agreement has the same meaning as in Mr. Zafiropoulo’s employment agreement described above.

Employment Agreement with Mr. Wright

Mr. Wright’s employment agreement provides that he will serve as the Senior Vice President, Finance, Chief Financial Officer, and Secretary of the Company. The employment agreement provides for a base salary of $275,000, a target bonus of up to 40% of base salary (which can be increased by the Compensation Committee and which was increased to 100% for fiscal year 2006) and stock option or other equity awards.

Mr. Wright’s employment may be terminated by either party at any time, with or without cause. If the Company terminates his employment for any reason other than cause, or in the event of his death, disability or constructive discharge, Mr. Wright (or his beneficiary) will be entitled to receive the deferred portions of any annual bonuses previously earned, 12 months of continued base salary at the rate then in effect, accelerated vesting of part of the stock options and other equity awards granted to him on or after July 21, 2003, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and, except in the case of death, reimbursement of COBRA costs for continued medical coverage for up to 18 months following termination of his employment. In addition, the Board of Directors may, in its discretion, partially accelerate vesting and extend the exercise period for options granted prior to July 21, 2003.

If, however, Mr. Wright’s employment terminates for any reason following a change of control of the Company, then he will, instead, receive the deferred portions of any annual bonuses previously earned and 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control) and reimbursement of COBRA costs for continued medical coverage for up to 18 months following the termination of his employment. In addition, regardless of whether Mr. Wright’s employment is terminated following a change of control of the Company, the stock options and other equity awards granted to him on or after July 21, 2003 will fully vest upon a change of control, and the time for exercising those options will be extended up to one year and 90 days following the termination of his employment. In addition, the Board of Directors may, in its discretion, fully accelerate vesting and extend the exercise period for options granted prior to July 21, 2003. A change of control in Mr. Wright’s employment agreement has the same meaning as in Mr. Zafiropoulo’s employment agreement described above.

Employment Agreement with Mr. Friedman

Mr. Friedman’s employment agreement provides that he will serve as the Company’s Senior Vice President, World-wide Sales and Customer Services. The employment agreement provides for a base salary of $250,000, a target bonus of up to 40% of base salary (which can be increased by the Compensation Committee and which was increased to 90% for fiscal year 2006) and stock option or other equity awards.

Mr. Friedman’s employment may be terminated by either party at any time, with or without cause. If the Company terminates his employment for any reason other than cause, or in the event of his death, disability or constructive discharge, Mr. Friedman (or his beneficiary) will be entitled to receive the deferred portions of any annual bonuses previously earned, 12 months of continued base salary at the rate then in effect, accelerated vesting of part of the stock options and other equity awards granted to him, an extension of the time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and except in the case of death, reimbursement of COBRA costs for continued medical coverage for up to 18 months following termination of his employment.

If, however, Mr. Friedman is constructively discharged or terminated without cause within one year after a change of control of the Company, then he will, instead, receive the deferred portions of any annual bonuses previously earned, 24 months of continued base salary at the rate then in effect (or, if greater, in effect immediately prior to the change of control), full accelerated vesting of the stock options and other equity awards granted to him, an extension of time to exercise those vested stock options of up to one year and 90 days following the termination of his employment and reimbursement of COBRA costs for continued medical coverage for up to 18 months following the termination of his employment. A change of control in Mr. Friedman’s employment agreement has the same meaning as in Mr. Zafiropoulo’s employment agreement described above.

Equity Compensation Information for Plans or Individual Arrangements with Employees and Non-Employees

The following table provides information as of April 15, 2006 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. There are no outstanding options assumed by the Company in connection with its acquisitions of other companies, and there are no assumed plans under which options can currently be granted.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights(3)	Weighted Average Exercise Price of Outstanding Options(4)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)(5)
Equity Compensation Plans Approved by Stockholders(1)	5,223,451	$18.15	960,792
Equity Compensation Plans Not Approved by Stockholders(2)	1,170,936	$15.79	47,431
Total	6,394,387	$17.71	1,008,223

(1)          Consists solely of the Company’s 1993 Stock Option/Stock Issuance Plan.

(2)          Consists solely of the Company’s 1998 Supplemental Stock Option/Stock Issuance Plan.

(3)          Includes 167,000 shares subject to restricted stock units that will entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service with the Company.

(4)          Calculated without taking into account the 167,000 shares of common stock subject to outstanding restricted stock units that will become issuable following the vesting of those units, without any cash consideration or other payment required for those shares.

(5)          As of April 15, 2006, 960,792 shares of common stock were available for issuance under the 1993 Stock Option/Stock Issuance Plan. The 960,792 available for issuance under the 1993 Stock Option/Stock Issuance Plan may be issued upon the exercise of stock options or stock appreciation rights granted under such plan, or those shares may be issued under the stock issuance program in effect under such plan through direct stock bonuses or pursuant to restricted stock awards or restricted stock units which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

The Supplemental Stock Option/Stock Issuance Plan

The Supplemental Stock Option/Stock Issuance Plan (the “Supplemental Plan”) was implemented by the Board in October 1998 as a non-stockholder approved plan under which option grants or direct stock issuances may be made to employees who at the time of the grant are neither executive officers or Board members nor hold the title of Vice President or General Manager. The Board has authorized 1,950,000 shares of Common Stock for issuance under the Supplemental Plan. All option grants must have an exercise price per share not less than the fair market value per share of the Common Stock on the grant date, and all direct issuances of Common Stock under the Supplemental Plan must have an issue price not less than the fair market value of the shares at the time of issuance. Options will have a maximum term not in excess of ten years and will terminate earlier within a specified period following the optionee’s cessation of service with the Company (or any parent or subsidiary corporation). Each granted option will vest in one or more installments over the optionee’s period of service with the Company. However, the options will vest on an accelerated basis in the event the Company is acquired and those options are not assumed, replaced or otherwise continued in effect by the acquiring entity. Direct stock issuances may be made with similar vesting conditions. All options granted under the Supplemental Plan will be non-statutory stock options under the Federal tax laws. As of April 15, 2006, options covering 1,170,936 shares of Common Stock were outstanding under the Supplemental Plan, 47,431 shares remained available for future option grants, and options covering 731,633 had been exercised.

Share issuances under the 1993 Stock Option/Stock Issuance Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the Supplemental Plan, and share issuances under the Supplemental Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the 1993 Stock Option/Stock Issuance Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is responsible for administering the compensation program for the Company’s executive officers. The overall compensation philosophy of the Compensation Committee is to align the financial interests of the Company’s executive officers with the short-term and long-term interests of its stockholders, to motivate the executive officers to reach and exceed financial goals established for the Company and to provide a total compensation package that attracts, retains and motivates superior executive personnel.

It is the policy of this Compensation Committee to structure the compensation program for the executive officers to be competitive with other high-tech companies in similar industries and allow customization at the individual level to reflect each executive officer’s performance, commitment and future potential. In furtherance of that policy, since the 2003 fiscal year the Compensation Committee has retained the services of an independent compensation consultant to review the Company’s compensation practices periodically and advise the Compensation Committee regarding the continued viability of those practices in meeting the Company’s overall compensation objectives. The consultant has constructed a peer group of public companies in the high-tech and precision manufacturing industries and assessed the compensation practices of those companies. Based on that assessment for the 2005 fiscal year, the Compensation Committee determined that it was not necessary to increase the base salaries of the executive officers in order to remain competitive with the peer group, but the Compensation Committee did decide to continue the same type of short-term and long-term incentive programs that were implemented during the 2004 fiscal year.

Existing Employment Agreements.

The Compensation Committee, based upon the advice of the independent compensation consultant, in January 2004 approved the Company’s employment agreements with Mr. Zafiropoulo, Mr. Denzel and Mr. Wright, and in January 2006 approved the Company’s employment agreement with Mr. Friedman. The Compensation Committee felt that such employment agreements were warranted in order to provide continuity and stability to the Company’s management team and provide a reasonable severance package in the event their employment were to be terminated without cause. The Compensation Committee believes that the employment agreements continue to provide a competitive compensation package needed to assure the continued services of the executive officers essential to the company’s future growth and financial success. The principal terms of each of those executive officer employment agreements are summarized in this proxy statement beginning on page 17.

Specific Factors

In 2005, the compensation program for executive officers consisted of base salary set in accordance with the terms of their employment agreements, an annual incentive bonus program tied to their target bonus under those agreements, and a long-term incentive component in the form of stock options, with a major portion of the total compensation opportunity in the form of the two incentive components. The Compensation Committee believes that having a substantial portion of compensation contingent upon performance aligns the interest of executive officers with those of stockholders and enhances value to stockholders. It is the view of the Compensation Committee that the program satisfied that goal of enhancing value to stockholders in 2005 and providing compensation that was generally competitive with other companies in the peer group with comparable revenues.

Base Salaries.   As noted above, the Compensation Committee decided for the 2005 fiscal year to maintain the base salary of each executive officer at the level established for the 2004 fiscal year. In setting those 2004 base salary levels, the Compensation Committee first established base salaries at levels that were targeted between the 50th and 65th percentiles of the comparable positions at the peer group companies and then adjusted those base salaries upward to recognize individual talents, special value of an individual to the Company and external demand for executives with the individual’s experience and skills.

Short-Term Incentive Program.   Beginning in 2004, the Company implemented an annual cash bonus program with a target bonus for each executive officer equal to a percentage of his annual base salary. The percentages range from 60% for the Chief Executive Officer to 40% for the Senior Vice President, World-wide Sales and Customer Services. The bonus targets are intended to provide bonus opportunities for the executive officers at the 50th percentile of the comparable positions at the peer group companies. The performance goals for the annual bonuses may vary from year to year depending on the Company’s strategic focus at the time of establishing those goals. The actual bonus paid for a particular fiscal year may be above the target bonus for that year if the company exceeds the performance goals for the year.

For the 2005 fiscal year, the Compensation Committee implemented a management incentive plan consisting of a bonus pool for the executive officers and other key employees. The target bonus for each executive officer was set at the same percentage of annual base salary as for the 2004 fiscal year and was tied to the Company’s attainment of a pre-established earnings per share (EPS) objective, with the actual bonus for each officer to be adjusted downward if the EPS target was not met but a threshold level of EPS was attained. Because the Company did not attain the threshold EPS target, no bonuses were awarded under the plan to the executive officers. Mr. Friedman, however, received a bonus of $50,000 during the 2005 fiscal year as part of the terms of his initial employment package. The bonus was paid upon his attainment of certain pre-established performance objectives at the threshold level and represented half of the full bonus potential.

Long-Term (Equity) Incentive Program.   The Compensation Committee has traditionally used stock option grants as the principal vehicle for providing long-term incentive compensation opportunities to the executive officers and made a series of stock option grants to the executive officers during the 2005 fiscal year. The number of shares subject to each option grant was set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer’s position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual’s potential for increased responsibility and promotion over the option term, and the individual’s personal performance in recent periods. In determining the appropriate level of equity incentive for each executive officer, the Compensation Committee also took into account the officer’s existing holdings of the Company’s common stock, the gains realized in connection with prior option grants and the number of vested and unvested options held by that individual.

The option grants for the 2005 fiscal year are described in the option grant table on page 16 of this proxy statement. Each grant has an exercise price equal to the fair market value per share of the underlying stock on the grant date and is designed to align the interests of the executive officer with those of the stockholders and will provide a return to the executive officer only if the market price of the shares appreciates over the option term. The option grants were made in January 2005 and December 2005. The option grants to the executive officers are typically made in the first quarter of the fiscal year, and the January 2005 grants reflected that customary practice. However, the Compensation Committee decided to accelerate the 2006 fiscal year option grants by making those grants in December 2005 before the Company became subject to the new stock-based compensation accounting rules under Statement of Financial Accounting Standards No. 123 (revised 2004—“FAS 123(R)”). By granting fully vested options at the end of the 2005 fiscal year with restrictions on the sale of the shares purchase under those options, the Company was able to avoid having to expense those options on its financial statements and thereby avoid impacting its reported earnings in the future.

In January 2006, the Compensation Committee decided to award restricted stock units (“RSUs”) to the executive officers as an additional component of their equity compensation. The decision to use RSUs was made for several reasons, including ongoing concerns over the number of options being granted, their dilutive effect upon the stockholders and the financial statement impact of those grants under the new stock-based accounting rules mandated by FAS 123(R) and the fact that RSUs are less subject to market volatility than stock options and provide a more direct correlation between the financial statement cost to the Company and the economic value delivered to the recipient. Each RSU entitles the recipient to one share of the Company’s common stock at a designated date following the vesting of the underlying shares. The shares will vest in a series of three successive equal annual installments over the executive officer’s period of continued employment, subject to accelerated vesting in the event the officer’s employment terminates under certain circumstances or upon certain changes in control or ownership of the Company. The vested shares will be issued following the completion of that three-year vesting period (or, if earlier, upon the occurrence of any of the accelerated vesting events), without any cash outlay required of the recipient, but subject to the Company’s collection of the applicable withholding taxes.

As part of the introduction of the RSU program, the Compensation Committee established certain guidelines as to the number of shares of the Company’s common stock for which long-term equity compensation awards are to be made to the executive officers in the future, but has the flexibility to make adjustments to those guidelines at its discretion. The current guidelines provide for the grant of equity awards in the form of combined stock option and RSU grants that involve fewer shares of common stock than in earlier years due to the inclusion of the RSU component. The Compensation Committee believes that the combination of RSUs and stock options will provide the executive officers and other employees of the Company with a competitive and more balanced equity compensation package, while at the same time reducing the total number of shares issuable under employee grants.

Peer Group Composition.   In constructing the twenty-one companies which comprise the peer group for comparative compensation purposes, the outside consultant considered a number of factors, such as geographic location, organizational structure, market capitalization and competition for similar executive talent, and did not give much consideration to the stock price performance of those companies. For that reason, there was no intent to establish a meaningful correlation between the companies included within the peer group identified for comparative compensation purposes and the companies included within the S&P Small Capital Semiconductor Equipment Index which the Company has selected as the industry index for purposes of the stock performance graph appearing later in this proxy statement.

Compensation of the Chief Executive Officer

It has been the continuing objective of the Compensation Committee to provide Mr. Zafiropoulo with a compensation package that: (i) provides a level of base salary competitive with that paid to other chief executive officers of the peer group companies and (ii) makes a significant percentage of the total compensation package contingent upon Company performance. However, it is not the Compensation Committee’s policy to have the base salary component of Mr. Zafiropoulo’s compensation package affected to any significant degree by Company performance factors.

The Compensation Committee maintained the annual rate of base salary for Mr. Zafiropoulo, the Company’s Chief Executive Officer, at $550,000 for the 2005 fiscal year. This base salary level was established during the 2004 fiscal year based upon Mr. Zafiropoulo’s tenure and performance and the Company’s critical need for his continued services. His base salary for the 2005 fiscal year remained in the top quartile of the base salary paid to other chief executive officers at the peer group companies. The incentive components of the compensation earned by Mr. Zafiropoulo for the 2005 fiscal year were entirely dependent upon both the Company’s financial performance and his individual performance and provided no dollar guarantees. Mr. Zafiropoulo’s target bonus for the 2005 fiscal year was set at a level that was deemed comparable to his peers in industry and reflective of his tenure at and contributions to the Company, and amounts payable were determined based upon the Company’s performance relative to the EPS threshold and target levels established for that year and his contribution to the attainment of those performance goals. In addition, the Compensation Committee granted Mr. Zafiropoulo stock options for 80,000 shares in January 2005 and stock options for an additional 65,000 shares in December 2005. As mentioned above, the December 2005 options represented an acceleration of the grant that would normally be made to Mr. Zafiropoulo in January 2006 and were structured so as to avoid any compensation expense for financial reporting purposes. Both the January and December option grants were intended to provide Mr. Zafiropoulo with a significant incentive to contribute to the creation of stockholder value in the form of stock price appreciation. The option has an exercise price equal to the fair market value of the underlying shares and will not have any value unless the market price of the Company’s common stock appreciates over the option term.

In recognition of his dedication and commitment to the Company and to the advancement of its strategic objectives as well as his special talents and value to the Company, the Compensation Committee also awarded Mr. Zafiropoulo on January 31, 2006 RSUs covering 65,000 shares of the Company’s common stock, and his target bonus for the 2006 fiscal year was increased to 150%.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company’s executive officers for the 2005 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the executive officers for fiscal 2006 will exceed that limit. However, the Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or equity awards in the form of RSUs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. In establishing such cash and equity incentive compensation programs for the Company’s executive officers, the Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor.

The Compensation Committee believes that the executive compensation policies and programs in effect for the Company’s executive officers provide an appropriate level of total remuneration which properly aligns the Company’s performance and the interests of the Company’s stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Joel F. Gemunder
Member, Compensation Committee
Nicholas Konidaris
Former Chairman, Compensation Committee

Compensation Committee Interlocks and Insider Participation

Messrs. Gemunder, Richard and Sollitto currently serve as members of the Company’s Compensation Committee. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

STOCK PERFORMANCE GRAPH

The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment of dividends) of the Company’s Common Stock assuming $100 invested as of December 31, 2000 with the cumulative total returns of the Nasdaq Stock Market Index and the S&P Small Capital Semiconductor Equipment Index.

Comparison of Cumulative Total Returns(1)(2)(3)

(1)          The graph covers the period from December 31, 2000 to December 31, 2005.

(2)          No cash dividends have been declared on the Company’s Common Stock.

(3)          Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, neither the preceding Compensation Committee Report on Executive Compensation nor the Stock Price Performance Graph will be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of all directors and officers. In addition, each director and officer of the Company has entered into a separate indemnification agreement with the Company.

In fiscal year 2005, AMD purchased Company products for a total of $5.7 million, representing 4.6% of the Company’s net sales for that year. Mr. Henri Richard is an executive officer of AMD. The Board of Directors has determined that these transactions do not impair Mr. Richard’s independent judgment or affect his independence from management and the Company.

The Board of Directors has adopted a policy that all material transactions with affiliates will be on terms no more or less favorable to the Company than those available from unaffiliated third parties and will be approved by a majority of the disinterested members of the Board of Directors and the Audit Committee.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2005, included in the Company’s Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed these audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61, as amended by SAS 90 (Communication With Audit Committees).

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors
Dennis Raney
Vincent Sollitto
Rick Timmins, Chairman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any persons who are the beneficial owners of more than ten percent (10%) of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers and greater than ten percent (10%) beneficial stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations from reporting persons for the 2005 fiscal year, the Company believes that all of the Company’s executive officers, directors and greater than ten percent (10%) beneficial stockholders complied with all applicable Section 16(a) filing requirements for the 2004 fiscal year.

ANNUAL REPORT

A copy of the Annual Report of the Company for the fiscal year ended December 31, 2005 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. Except for “Executive Officers of the Registrant” from Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

The Board of Directors of Ultratech, Inc.

Dated: June 8, 2006

ULTRATECH, INC.
PROXY
ANNUAL MEETING OF STOCKHOLDERS
JULY 18, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Arthur W. Zafiropoulo and Bruce R. Wright and each of them as Proxies of the undersigned with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Ultratech, Inc., a Delaware corporation (the “Company”), held of record by the undersigned on May 30, 2006 at the Annual Meeting of Stockholders of Ultratech, Inc. to be held on July 18, 2006 at 2:00 p.m., local time, at Ultratech, Inc.’s Corporate Headquarters, Building No. 2, 2880 Junction Avenue, San Jose, California 95134, or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

1. To elect four (4) directors to serve for the ensuing two years until the expiration of their terms in 2008, or until their successors are duly elected and qualified.

NOMINEES	(01) ARTHUR W. ZAFIROPOULO,	(02) JOEL F. GEMUNDER,
(03) NICHOLAS KONIDARIS	(04) RICK TIMMINS

For ALL	Withheld from
Nominees ☐	ALL Nominees ☐

☐
For all nominees except as noted above

2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2006.

FOR	AGAINST	ABSTAIN

☐	☐	☐
(continued, and to be signed, on the other side)

3.                    To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:

Signature

(Additional signature if held jointly)